EXHIBIT 15.1
9 April 2008
The Board of Directors
Melco PBL Entertainment (Macau) Limited
The Penthouse
36th Floor
The Centrium
60 Wyndham Street
Central
Hong Kong
Dear Sirs,
We consent to the reference to our firm under the heading “Board Practices” in item 6 and the heading “Documents on Display” in item 10H in the Annual Report on Form 20-F of Melco PBL Entertainment (Macau) Limited for the year ended 31 December 2007, which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 9 April 2008 under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act, or the Rules and Regulations of the Commission thereunder.
Your faithfully
/s/ Walkers
WALKERS